Exhibit 99.1

August 2016 Update

Summary www.blackridgeoil.com 2  Closed debt restructuring agreement on June 21, 2016  Company focused on asset management business and partnering with investment sponsors to acquire oil and gas assets, energy loans and provide capital for oil and gas drilling / completion projects

New Black Ridge Structure www.blackridgeoil.com 3 Corporate Structure Black Ridge Oil & Gas, Inc. Merced Black Ridge, LLC Black Ridge Holding Company, LLC  Black Ridge Oil & Gas, Inc.  Remains a public company  Strategy shifts from asset owner to asset manager  Company is debt free with limited physical assets initially within Black Ridge  Company receives short term income from management fees from the various joint ventures (Black Ridge Holding Company, LLC initially; Merced Black Ridge, LLC and others as acquisitions are made)  Current management fee income is $2 Million per year  Long term equity value growth is achieved as asset values increase during the expected oil price recovery and from asset profits after partner capital and hurdles are met  Company maintains net operating loss carryforwards of $24 Million Restructured Black Ridge is debt free with significant upside potential via acquisitions of distressed assets Black Ridge shareholders own 100% Chambers owns 96.1% Black Ridge owns 3.9% (1) and participates in upside (1) Equity splits include additional $10MM Chambers investment at close, but do not include potential dilution from any additional Chambers capital commitments

Merced Black Ridge Partnership www.blackridgeoil.com 4 Transaction Structure New Acquisition Merced Black Ridge, LLC Black Ridge Affiliate of Merced Capital, L.P. Equity Capital Deal sourcing, Mgmt. services Management fee, Promote Co - invest 0% - 25% Working interest 75% - 100% Working interest  Merced Black Ridge, LLC formed July 2015  Merced provides equity capital  Capital used to acquire / develop non - operated assets in all US onshore basins  Black Ridge will source deals and manage day to day business  Black Ridge will receive management fee and participation in entity profits once investor hurdles are met  Strategic rationale for Black Ridge  Structure is non - dilutive to existing shareholders  Potential to achieve significant equity returns with its share of partnership profits  Option to co - invest in high return projects for up to 25% working interest (held directly in Black Ridge)  Creates a long - term partnership that is scalable and repeatable www.mercedcapital.com